Exhibit 26(d)(11): Form of Interest Rate Guarantee Rider

Interest Rate Guarantee Rider

This rider is part of the policy to which it is attached.

Any interest rate in effect on any policy anniversary will be guaranteed not to decrease for the remainder of that policy year.